UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 20, 2012

ARCHER-DANIELS-MIDLAND COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-44	41-0129150
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4666 Faries Parkway Decatur, Illinois	62526
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (217) 424-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

On September 20, 2012, Archer-Daniels-Midland Company (the “Company”) amended its U.S. qualified pension plans and began notifying certain former employees of the Company of its offer to pay those employees’ pension benefit in a lump sum. Former employees eligible for the voluntary lump sum payment option are generally those who are vested traditional formula participants of the U.S. qualified pension plans who terminated employment prior to August 1, 2012 and who have not yet started receiving monthly payments of their pension benefits.

The Company is offering the one-time voluntary lump sum window in an effort to reduce its long-term pension obligations and ongoing annual pension expense. The Company estimates that, depending on participation rates estimated at 50% to 75%, the voluntary lump sum payments, to be paid from plan assets, could reduce its global pension benefit obligation by approximately $140-$210 million and improve its pension underfunding by approximately $35-$55 million. The Company estimates that it will also have to incur a non-cash income statement charge of approximately $45-$65 million pre-tax in the quarter ending December 31, 2012 as a result of the requirement to expense the unrealized actuarial losses currently recognized as accumulated other comprehensive income/(loss) that relate to the liabilities settled at December 31, 2012. The Company expects ongoing pension expense to be reduced by $4-$5 million pre-tax on an annual basis. Actual participation rates and payout amounts will not be known until December 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCHER-DANIELS-MIDLAND COMPANY

Date: September 20, 2012	By	/s/ Marschall I. Smith
Marschall I. Smith Senior Vice President, Secretary and General Counsel